Exhibit 99.1

AIKido Pharma Inc. Adopts Plan to Preserve Valuable Tax Assets

NEW YORK, NY March 23, 2020  /PRNewswire/ AIkido Pharma Inc. (NASDAQ: AIKI) (“AIkido” or the “Company”) today announced that its Board of Directors (the “Board”) has acted to preserve and protect the Company’s valuable income tax net operating loss carryforwards (“NOLs”) by adopting a stockholder rights plan in the form of a Section 382 Rights Agreement, dated as of March 23, 2020, by and between the Company and VStock Transfer LLC (the “Stockholder Rights Plan”).

AIkido estimates that its NOLs total over $55 million as of March 31, 2020, which could be used to offset AIkido’s future taxable income and therefore reduce its federal and state income tax liabilities. AIkido’s Stockholder Rights Plan is similar to plans adopted by numerous other public companies with significant NOL tax assets.

AIkido’s ability to use these tax assets and others which may be generated would be substantially limited in the event of an “ownership change” under Sections 382 and 383 of the Internal Revenue Code and related U.S. Treasury regulations. In general, an ownership change would occur if AIkido’s stockholders who own 5% or more of AIkido’s common stock increase their collective ownership by more than 50 percentage points within a rolling three-year period. The Stockholder Rights Plan is intended to reduce the likelihood of an unintended impairment of AIkido’s valuable NOL tax assets.

To implement the Stockholder Rights Plan, the Board declared a non-taxable dividend of one preferred share purchase right for each outstanding share of its common stock. The rights will be exercisable if a person or group acquires 4.99% or more of AIkido common stock. AIkido’s existing stockholders that beneficially own in excess of 4.99% of the common stock will be “grandfathered in” at their current ownership level and the rights then become exercisable if those stockholders acquire any additional shares. If the rights become exercisable, all holders of rights, other than the person or group triggering the rights, will be entitled to purchase AIkido common stock at a 50 percent discount. Rights held by the person or group triggering the rights will become void and will not be exercisable.

The Stockholder Rights Plan will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover. The Stockholder Rights Plan contains an exception for offers that meet certain requirements that are made for all of the shares of common stock of the Company and that treat all stockholders equally.

The rights issued under the Stockholder Rights Plan will expire on the close of business on the first day after March 23, 2023. The rights may also expire on an earlier date if certain events occur, as described more fully in the Stockholder Rights Plan that the Company will file with the Securities and Exchange Commission.

Additional information regarding the Stockholder Rights Plan will be contained in a Form 8-K filing with the Securities and Exchange Commission.

About AIkido

AIkido was initially formed in 1967 and is currently a biotechnology company with a diverse portfolio of small-molecule anti-cancer therapeutics. The Company’s platform consists of patented technology from leading universities and researchers and we are currently in the process of developing an innovative therapeutic drug platform through strong partnerships with world renowned educational institutions, including The University of Texas at Austin and Wake Forest University. Our diverse pipeline of therapeutics includes therapies for pancreatic cancer, acute myeloid leukemia (AML) and acute lymphoblastic leukemia (ALL). In addition, we are constantly seeking to grow our pipeline to treat unmet medical needs in oncology

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company’s filings with the SEC, not limited to Risk Factors relating to its business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Investor Relations:             Hayden IR

Brett Maas, Managing Partner

Phone: (646) 536-7331

Email: brett@haydenir.com

www.haydenir.com

AIkido:                               Phone: 212-745-1373

Email: investorrelations@AIkido.com

www.AIkido.com

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